Exhibit 99.1
Harbin Electric Names Christy Shue as Executive Vice
President of Finance and Investor Relations
(Harbin, China, November 28, 2007) ----- Harbin Electric, Inc. (or "the Company", Nasdaq: HRBN), a technology-oriented market leader in product development and integrated production tailored to customer applications in linear motors, motor/controller automation systems, specialty micro-motors for automobile interior applications and other specialty micro-motors, today announced the appointment of Christy Shue as Executive Vice President of Finance and Investor Relations and a member of the Company's senior management team, effective December 15, 2007.

Christy Shue, 44, is currently a Vice President and a senior investor relations consultant at Christensen, an Investor Relations advisory firm, advising U.S. listed Chinese Companies on managing capital market related issues including investor relations, corporate governance, disclosure, and investor communications. Prior to joining Christensen, Christy was Manager, Investor Relations for International Paper, the world’s largest paper and forest products company, serving as one of the company’s spokespersons since 2003 to craft and communicate the company’s messages to the financial community. Christy also has extensive experience in financial analysis and planning, financial accounting, marketing research, and scientific research, working in various divisions and functions during her career with International Paper. Earlier in her career, Christy held a position in the Department of Tariff Planning, Customs General Administration, Beijing, China, where she was responsible for authoring industry analysis reports and preparing tariff proposals to submit to the National Tariff Committee to evaluate prices and regulate tariffs on imported foreign goods.

Christy holds a Ph.D. in chemistry from Purdue University and an M.B.A. in finance/international business from the Stern School of Business, New York University. She earned her Bachelor of Science degree from Sichuan University, China.

“Christy’s many years of experience in investor relations and in other finance related corporate functions, coupled with her deep understanding of Chinese industry and culture, position her to be a highly effective liaison between the Company and the global investment community. It is our expectation that she will help our shareholders and the market in general to improve their understanding of the Company’s growth strategies,” said Harbin Electric Chairman and Chief Executive Officer Tianfu Yang. “We also believe that Christy’s management experience working at a Fortune 100 company will be invaluable to us at the this time while the Company is experiencing rapid growth and pursuing its goal of becoming one of the world’s leading manufacturers of linear motors and other specialty electric motors. Her appointment also reflects the Company’s commitment to continuously improve investor communications and corporate governance. We believe that Christy will be a strong addition to our leadership team as we continue to execute our growth strategies and create value for shareholders.”

The Company also announced that Barry Raeburn, executive vice president of finance and corporate development, has resigned from Harbin Electric to pursue other career interests. “Barry has served on our leadership team for the past two years when the Company was at the beginning of its development phase in the U.S. capital markets,” Mr. Yang added. “We thank Barry for his contribution to our Company and wish him every success in the future.”

About Harbin Electric, Inc.:

Harbin Electric, headquartered in Harbin, China, is the market leader in linear motors, motor/controller automation systems, specialty micro-motors for automobile interior applications, and other specialty micro-motors and is the first and currently, to our knowledge, the only Chinese company to provide product development and integrated production tailored to customer applications. The Company is highly technology-oriented with a focus on innovation, creativity, and value-added products and is environmentally conscious and socially responsible. It provides its customers with energy efficient products and its employees with friendly working and living conditions, competitive compensation, and reasonable work schedules. One of the Company’s greatest assets is its strong R&D capability achieved by recruiting talent worldwide and through collaboration with top scientific institutions. Its ISO certified manufacturing facility is equipped with state-of-the-art production lines and quality control systems to ensure product quality. Driven by advantages in closer customer relationships, better understanding of local markets and customer needs, and lower production cost, the Company is able to outperform its competition, which is mainly foreign, and has steadily improved its competitive position in the domestic linear motor market. With fast economic growth in China and favorable government policies, Harbin Electric has formulated and is successfully executing a multi-faceted growth strategy. The Company has been producing high quality, energy efficient products for its customers and delivering high year-over-year growth in revenues and earnings to its shareholders. To learn more about Harbin Electric, visit www.harbinelectric.com.

For investor and media inquiries, please contact:

Harbin Electric, Inc.
Tel: 86-451-8611-6757
E-mail: MainlandIR@Tech-full.com

cQuest, a Christensen Affiliate
Christy Shue
Tel: 917-576-2209
E-mail: cshue@ChristensenIR.com

Source: Harbin Electric Inc.